Exhibit 8.1

RUHNN HOLDING LIMITED

List of Significant Subsidiaries

1.	WuHan Investment Limited	BVI

2.	YiHnn (Hong Kong) Limited	Hong Kong

3.	Ruhnn (Hong Kong) Limited (如涵香港有限公司)	Hong Kong

4.	Hangzhou Yihan Technology Co., Ltd. (杭州一涵科技有限公司)	PRC

5.	Hangzhou Hanyi E-commerce Co., Ltd. (杭州涵意电子商务有限公司)	PRC

6.	Ruhnn Supply Chain Management Co., Ltd. (杭州如涵供应链管理有限公司)	PRC

7.	Ruhnn Cultural Communication Co., Ltd. (杭州如涵文化传播有限公司)	PRC

8.	Hangzhou Da Yi E-commerce Co., Ltd. (杭州大奕电子商务有限公司)	PRC

9.	Hangzhou Wuhan E-commerce Co., Ltd. (杭州吾韩电子商务有限公司)	PRC

10.	Hangzhou Sijiu E-commerce Co., Ltd. (杭州私久电子商务有限公司)	PRC

11.	Hangzhou Hanli E-commerce Co., Ltd. (杭州晗礼电子商务有限公司)	PRC

12.	Hangzhou Weimai Cultural Creative Co., Ltd. (杭州唯麦文化创意有限公司)	PRC

13.	Shanghai Ruhnn E-commerce Co., Ltd. (上海如涵电子商务有限公司)	PRC

14.	Hangzhou Xinhan Supply Chain Management Co., Ltd. ( 杭州信涵供应链管理有限公司 )	PRC

15.	Hangzhou Ruhnn E-commerce Co. Ltd. ( 杭州如涵电子商务有限公司 )	PRC

16.	Haining Yishang Apparel Co., Ltd. ( 海宁祎尚服饰有限公司 )	PRC

17.	Hangzhou Ruhnn Inter-entertainment Technology Co., Ltd. (杭州如涵互娱网络科技有限公司 )	PRC

18.	Hangzhou Libeilin E-Commerce Co., Ltd.* (杭州莉贝琳电子商务有限公司 )	PRC

19.	Hangzhou Wawu E-Commerce Co., Ltd.* (杭州哇唔电子商务有限公司 )	PRC

20.	Ruhnn Fashion Communication Co., Ltd.* (杭州如涵时尚文化传媒有限公司 )	PRC

*	These subsidiaries are established in the subsequent period after March 31, 2020.